As filed with the Securities and Exchange Commission on January 16, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CALIFORNIA FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3737811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Romolo Santarosa

Chief Financial Officer

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

with a copy to:

Gary M. Horgan, Esq.

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302

(818) 591-2121

(818) 591-3838 (Fax)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering:
Common Stock, $0.01 par value	(1) (2)	(1) (2)	—	—
Preferred Stock, $0.01 par value	(1) (2)	(1) (2)	—	—
Total Primary Offering			$25,000,000 (1) (3)	$983 (4)
Secondary Offering:
Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value	25,000	$1,000 (5)	$25,000,000	$983 (6)
Depositary Shares (7)	—	—	—	—
Common Stock, $0.01 par value (8)	599,042	$6.26 (9)	$3,750,003	$148
Warrant to Purchase Common Stock (8)	—	—	—	—
Total Secondary Offering			$28,750,003	$1,131
Total			$53,750,003	$2,114

(1)	There is being registered hereunder an indeterminate number of shares of common stock, $0.01 par value (the “Common Stock”) and preferred stock, $0.01 par value (the “Serial Preferred Stock”) that may be issued by the registrant at various times and at indeterminate prices, with a total offering price not to exceed $25,000,000. Pursuant to Rule 416 of the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of Common Stock and Serial Preferred Stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed amount to be registered and the maximum aggregate offering price per share of security will be determined from time to time by the registrant in connection with the issuance by the registrant.

(3)	At no time will the aggregate maximum offering price of all securities covered by this prospectus to be issued by the registrant in any given 12-month period exceed the amount allowed for in General Instruction I.B.6 of Form S-3.

(4)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933.

(5)	Represents the liquidation preference amount per share of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) being registered for resale, which we sold to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Troubled Asset Relief Program-Capital Purchase Program.

(6)	Calculated in accordance with Rule 457(a) of the Securities Act of 1933.

(7)	In the event the Treasury requests that we deposit the shares of Series B Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Series B Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series B Preferred Stock.

(8)	The shares of our Common Stock being registered are purchasable upon exercise of the warrant (the “Warrant”) being registered, which we issued to the Treasury concurrent with the sale of the Series B Preferred Stock to the Treasury as described in footnote (5). In addition to the number of shares of Common Stock stated in the table above, there is being registered, pursuant to Rule 416, such number of additional shares of Common Stock, of a currently indeterminate amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain other anti-dilution provisions set forth in the Warrant. Pursuant to Rule 457(g), no additional fee is payable for the Warrant.

(9)	Calculated in accordance with Rule 457(i) with respect to the exercise price of $6.26 per share of Common Stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2009

The information in this prospectus is not complete and may be changed. The securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

FIRST CALIFORNIA FINANCIAL GROUP, INC.

$25,000,000

Common Stock

Preferred Stock

25,000 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

Warrant to Purchase 599,042 Shares of Common Stock

599,042 Shares of Common Stock

Offered by Selling Stockholders

We may offer from time to time up to an aggregate amount of $25,000,000 of shares of our common stock, $0.01 par value (the “Common Stock”) and/or shares of our preferred stock, $0.01 par value (the “Serial Preferred Stock”).

In addition to the primary offering of securities described above, the United States Department of the Treasury (the “Initial Selling Stockholder”) and its successors, including transferees (together with the Initial Selling Stockholder, the “Selling Stockholders”) may offer from time to time: (i) up to 25,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”); (ii) a warrant (the “Warrant”) to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share (subject to adjustment as described in this prospectus); and (iii) up to 599,042 shares of our Common Stock that the Selling Stockholders have the right to acquire upon the exercise of the Warrant (subject to adjustment as described in this prospectus). The shares of Series B Preferred Stock and the Warrant were issued on December 19, 2008 to the Initial Selling Stockholder as part of the Treasury’s Troubled Asset Relief Program – Capital Purchase Program (the “TARP Program”) in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”).

When we or the Selling Stockholders offer any of the securities covered by this prospectus, we will provide the specific terms of such offerings in supplements to this prospectus. The securities covered by this prospectus may be offered for sale from time to time through one or more public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices directly or through underwriters, broker-dealers or agents. We will not receive any proceeds from any sale of the securities by the Selling Stockholders.

Our Common Stock is traded on the NASDAQ Global Market under the symbol “FCAL”. On January 13, 2009, the last reported sale price of our Common Stock was $6.97 per share. Neither the Series B Preferred Stock nor the Warrant is listed on any established securities exchange or quotation system, and, unless requested by the Initial Selling Stockholder, we do not intend to seek such a listing for the Series B Preferred Stock or the Warrant.

As of January 13, 2009, the aggregate market value of our outstanding Common Stock held by non-affiliates was $40,370,128, which was calculated based on 5,791,984 shares of Common Stock held by non-affiliates and on a price per share of our Common Stock of $6.97, representing the closing per share price of our Common Stock on January 13, 2009. Accordingly, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have not offered any Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including January 13, 2009.

Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. Our telephone number is (805) 322-9655.

See “Risk Factors” beginning on page 4 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is January     , 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering process. Under this shelf process, we may offer and sell, from time to time, up to $25,000,000 of our Common Stock and/or Serial Preferred Stock, in one or more offerings and at prices and on terms that we determine at the time of the offering. In addition, the Selling Stockholders may offer and sell, from time to time, in one or more offerings, up to 25,000 shares of our Series B Preferred Stock, the Warrant to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share, and up to 599,042 shares of our Common Stock that the Selling Stockholders have the right to acquire upon exercise of the Warrant. Each time we or the Selling Stockholders offer and sell any of the securities described in this prospectus, we will provide a prospectus supplement containing specific information about the terms of a particular offering by us or the Selling Stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement provided by us in the future. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale are not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business financial condition, results of operations and prospects may have changed since that date.

As used herein, the term “First California,” “the Company,” “our,” “us,” “we” or similar expression includes First California Financial Group, Inc. and First California Bank unless the context indicates otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements about the financial condition, results of operations and business of the Company. These statements may include statements regarding the projected performance of the Company for the period following the completion of the offering. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “will,” “plans” or similar words or expressions. These forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following possibilities:

•	there may be increases in competitive pressure among financial institutions;

•	general economic conditions, either nationally or locally in areas in which the Company conducts its operations, or conditions in securities markets may be less favorable than we expect;

•	legislation or regulatory changes may adversely affect our ability to conduct our business; or

•	changes in the interest rate environment may reduce interest margins.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the Company following the offering may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Accordingly, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE TO FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov. Such reports and other information concerning First California can also be inspected at the offices of First California at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361 and can also be retrieved by accessing our website (www.fcalgroup.com).

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and, until this offering has been completed, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

•

Our Annual Report on Form 10-K (including information from the proxy statement for our 2008 Annual Meeting of Stockholders incorporated therein) for the year ended December 31, 2007, which contains financial statements for our most recent fiscal year ended.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

•

Our Current Reports on Form 8-K filed on February 22, 2008, May 6, 2008, May 13, 2008, July 11, 2008, July 24, 2008, July 28, 2008, October 23, 2008, November 13, 2008, November 19, 2008 (two separate filings), December 2, 2008 and December 22, 2008 (as amended on December 23, 2008).

•

The description of our Common Stock which is contained in our registration statements filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, upon written or oral request at no cost, by writing or telephoning us at the address set forth below.

First California Financial Group, Inc.
Attention: Corporate Secretary
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655

PROSPECTUS SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you or that you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “RISK FACTORS” and the other information incorporated by reference in this prospectus which are described under “WHERE TO FIND MORE INFORMATION” in this prospectus.

Company Information

General

First California is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. First California’s primary function is to coordinate the general policies and activities of its bank subsidiary, First California Bank (the “Bank”), as well as to consider from time to time other legally available investment opportunities.

First California was incorporated under the laws of the State of Delaware on June 7, 2006. The Company was formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of facilitating the mergers of National Mercantile and FCB Bancorp, a California corporation, or FCB. On March 12, 2007, National Mercantile merged with and into First California. Immediately thereafter, the parties completed the previously announced merger of FCB with and into First California. As a result of the mergers, the separate corporate existence of National Mercantile and FCB ceased, and First California succeeded, and assumed all the rights and obligations of, National Mercantile, whose principal assets were the capital stock of two bank subsidiaries, Mercantile National Bank and South Bay Bank, N.A., and the rights and obligations of FCB, whose principal assets were the capital stock of First California Bank. On June 18, 2007, First California integrated its bank subsidiaries into First California Bank.

The Bank is a full-service commercial bank headquartered in Westlake Village, California. The Bank is chartered under the laws of the State of California and is subject to supervision by the California Commissioner of Financial Institutions. The Federal Deposit Insurance Corporation insures its deposits up to the maximum legal limit.

As of September 30, 2008, we had total consolidated assets of $1.125 billion, total loans of $775.5 million, total deposits of $757.8 million and total stockholders’ equity of $136.7 million.

Our Common Stock is traded on the NASDAQ Global Select Market under the ticker symbol “FCAL.” Our principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361. Our telephone number is (805) 322-9655.

The Offering

On October 14, 2008, the Treasury announced the TARP Program, which is a voluntary program designed to provide participating U.S. financial institutions with the opportunity to raise additional capital. Under the TARP Program, the Treasury would provide capital to U.S. financial institutions in exchange for senior preferred stock.

On December 19, 2008, pursuant to the TARP Program, we sold to the Treasury 25,000 shares of our Series B Preferred Stock for an aggregate purchase price of $25.0 million, and concurrently issued to the Treasury a ten-year Warrant to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share (subject to adjustment as described under “DESCRIPTION OF THE WARRANT”). The issuance of the Series B Preferred Stock and the Warrant were completed in a private placement exempt from the registration requirements of the Securities Act pursuant to the terms of a Letter Agreement, dated December 19, 2008, which incorporates the provisions of a Securities Purchase Agreement – Standard Terms attached thereto (collectively with the Letter Agreement, the “Purchase Agreement”). We are required under the terms of the Purchase Agreement to register for resale the shares of the Series B Preferred Stock, the Warrant and the shares of our Common Stock underlying the Warrant. This registration statement includes depositary shares, representing fractional interests in the Series B Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series B Preferred Stock in the event the Treasury requests that we deposit the Series B Preferred Stock held by the Treasury with a depositary under a depositary arrangement entered into in accordance with the Purchase Agreement. See “DESCRIPTION OF DEPOSITARY SHARES.” The terms of the Series B Preferred Stock, the Warrant and our Common Stock are described under “DESCRIPTION OF SERIES B PREFERRED STOCK,” “DESCRIPTION OF THE WARRANT,” and “DESCRIPTION OF COMMON STOCK.” The Purchase Agreement between us and the Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008 and incorporated into this prospectus by reference. See “WHERE TO FIND MORE INFORMATION.”

Issuer	First California Financial Group, Inc.

Initial Selling Stockholder	The United States Department of the Treasury

Selling Stockholders	Collectively, the Initial Selling Stockholder and its successors, including transferees.

Securities Offered by the Issuer	Up to an aggregate amount of $25,000,000 of our Common Stock and/or Serial Preferred Stock

Securities Offered by the Selling Stockholders

•        Up to 25,000 shares of our Series B Preferred Stock (or depository shares evidencing fractional interests in such shares);

•        A Warrant to purchase up to 599,042 shares of our Common Stock; and

•        Up to 599,042 shares of our Common Stock that the Selling Stockholders have the right to purchase upon the exercise of the Warrant (subject to adjustment as described in this prospectus).

Use of Proceeds

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the primary offering of our Common Stock and Serial Preferred Stock by us for general corporate or working capital purposes.

We will not receive any proceeds from any resale by the Selling Stockholders of the shares of Series B Preferred Stock, the Warrant or the shares of Common Stock underlying the Warrant, but we will receive the exercise price payable upon the exercise of the Warrant, if exercised for cash. We will use the proceeds received from the exercise of the Warrant, if any, for working capital and general corporate purposes.

Risk Factors	An investment in our securities involves a high degree of risk. See “RISK FACTORS” beginning on page 4 for a discussion of certain factors that you should consider when evaluating an investment in our securities.

NASDAQ Global Market Symbol	FCAL

RISK FACTORS

Investing in our securities involves various risks which are particular to our Company, our industry and our market area. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our annual report on Form 10-K for the fiscal year ended December 31, 2007, our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and the risks that we have highlighted in other sections of this prospectus before making an investment decision. The risks described below are not the only risks we face. The risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event, the trading prices of our securities could decline and you may lose all or a part of your investment in our securities. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to our Business

Changes in domestic and foreign financial markets.

In recent months, the domestic and foreign financial markets, securities trading markets and economies generally have experienced significant turmoil including, without limitation, government takeovers of troubled institutions, government brokered mergers of such firms to avoid bankruptcy or failures, bankruptcies of securities trading firms and insurance companies, failures of financial institutions, declines in real property values and increases in energy prices, all of which have contributed to reduced availability of credit for businesses and consumers, elevated foreclosures on residential and commercial properties, falling home prices, reduced liquidity and a lack of stability across the entire financial sector. These recent events and the corresponding uncertainty and decline in financial markets are likely to continue for the foreseeable future. The full extent of the repercussions to our nation’s economy in general and our business in particular therefrom are not fully known at this time. Such events may have a negative effect on: (i) our ability to service our existing customers and attract new customers, (ii) the ability of our borrowers to operate their business as successfully as in the past, (iii) the financial security and net worth of our customers, and (iv) the ability of our customers to repay their loans with us in accordance with the terms thereof. Such developments could have a material negative impact on our results of operations and financial condition.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The recently enacted Emergency Economic Stabilization Act of 2008 (the “EESA”) authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under a troubled asset relief program, or “TARP.” The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the TARP Program. Under the TARP Program, the Treasury is purchasing equity securities from participating institutions. The Series B Preferred Stock and Warrant offered by this prospectus were issued by us to the Treasury pursuant to the TARP Program. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2009 and is not covered by deposit insurance premiums paid by the banking industry.

The EESA followed, and has been followed by, numerous actions by the Board of Governors of the Federal Reserve System, the U.S. Congress, the Treasury, the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition and results of operations could be materially and adversely affected.

Current levels of market volatility are unprecedented.

The capital and credit markets have been experiencing volatility and disruption for more than a year. In recent months, the volatility and disruption has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The imposition of certain restrictions on our executive compensation as a result of our decision to participate in the TARP Program.

As a result of our election to participate in the TARP Program, we must adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Program. These standards would generally apply to our Chief Executive Officer, our Chief Financial Officer and the three next most highly compensated executive officers (collectively, the “senior executive officers”). The standards include: (i) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of our Company and the Bank, (ii) requiring a clawback of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, (iii) prohibiting golden parachute payments to a senior executive officer, and (iv) our agreement not to deduct for tax purposes compensation paid to a senior executive officer in excess of $500,000. In particular, the change to the deductibility limit on executive compensation may increase our income tax expense in future periods if compensation to a senior executive officer exceeds $500,000. In conjunction with its purchase of the Series B Preferred Stock, the Treasury acquired a Warrant to purchase 599,042 shares of our Common Stock. The Warrant is immediately exercisable and has a term of 10 years. Therefore, we could potentially be subject to the executive compensation and corporate governance restrictions for a ten-year period as a result of our participation in the TARP Program.

Risks Relating to the Series B Preferred Stock and Common Stock

The Series B Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory and contractual restrictions may limit or prevent us from paying dividends on the Series B Preferred Stock and our Common Stock; and the Series B Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series B Preferred Stock are equity interests in First California and do not constitute indebtedness. As such, the Series B Preferred Stock, like our Common Stock, ranks junior to all indebtedness and other non-equity claims on First California with respect to assets available to satisfy claims on First California, including in a liquidation of First California. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series B Preferred Stock, as with our Common Stock, (i) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (ii) as a Delaware corporation, under Delaware law, we are subject to restrictions on payments of dividends out of lawfully available funds.

As a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. We are an entity separate and distinct from our principal subsidiary, First California Bank, and we derive substantially all of our revenue in the form of dividends from the Bank. Accordingly, we are and will be dependent upon dividends from the Bank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on the Series B Preferred Stock and our Common Stock. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event the Bank is unable to pay dividends to us, we may not be able to service our debt, pay our obligations or pay dividends on our Common Stock or the Series B Preferred Stock. See Note 19-Regulatory Matters of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

In addition, the Series B Preferred Stock does not limit the amount of debt or other obligations we or the Bank may incur in the future. Accordingly, we and the Bank may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B Preferred Stock or to which the Series B Preferred Stock will be structurally subordinated.

Certain restrictions will affect our ability to declare or pay dividends and repurchase our shares as a result of our decision to participate in the TARP Program.

As a result of our participation in the TARP Program, our ability to declare or pay dividends on any of our Common Stock has been limited. Specifically, we are not able to declare dividends payments on our common, junior preferred or pari passu preferred stock if we are in arrears on the dividends on the Series B Preferred Stock. Further, we are not permitted to increase dividends on our Common Stock without the Treasury’s approval until the third anniversary of the investment unless the Series B Preferred Stock has been redeemed or transferred. In addition, our ability to repurchase our shares has been restricted. The Treasury consent generally will be required for us to make any stock repurchases until the third anniversary of the investment by the Treasury unless the Series B Preferred Stock has been redeemed or transferred. Further, common, junior preferred or pari passu preferred stock may not be repurchased if we are in arrears on the Series B Preferred Stock dividends to the Treasury.

Our ability to pay dividends to holders of Series B Preferred Stock and holders of our Common Stock may be restricted under the terms of indentures governing the trust preferred securities we have issued.

Our ability to pay dividends to our stockholders is restricted in specified circumstances under indentures governing the trust preferred securities we have issued, and we may issue additional securities with similar restrictions in the future. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividends” in Part II of our Annual Report on Form 10-K for the year ended December 31, 2007 for more information on these restrictions. We cannot assure you that we will meet the criteria specified under these agreements in the future, in which case we may not be able to pay dividends on our Series B Preferred Stock or on our Common Stock even if we were to choose to do so.

The prices of the Series B Preferred Stock and our Common Stock may fluctuate significantly, and this may make it difficult for you to resell the Series B Preferred Stock and/or Common Stock when you want or at prices you find attractive.

There currently is no market for the Series B Preferred Stock, and we cannot predict how the Series B Preferred Stock or our Common Stock will trade in the future. The market value of the Series B Preferred Stock and our Common Stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “RISK FACTORS” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of Common Stock by existing stockholders and our directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market value of the Series B Preferred Stock and our Common Stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in: (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Series B Preferred Stock and our Common Stock and (ii) sales of substantial amounts of the Series B Preferred Stock or our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of the Series B Preferred Stock and our Common Stock.

There may be future sales of additional Common Stock or preferred stock or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series B Preferred Stock.

We are not restricted from issuing additional Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market value of our Common Stock or the Series B Preferred Stock could decline as a result of sales by us of a large number of shares of Common Stock or preferred stock or similar securities in the market or the perception that such sales could occur.

An active trading market for the Series B Preferred Stock may not develop.

The Series B Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series B Preferred Stock on an exchange unless we are requested to do so by the Treasury pursuant to the Purchase Agreement between us and the Treasury. There can be no assurance that an active trading market for the Series B Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series B Preferred Stock may be adversely affected.

The Series B Preferred Stock may be junior in rights and preferences to our future preferred stock.

Subject to approval by the holders of at least 66  2/3% of the shares of Series B Preferred Stock then outstanding, voting together as a separate class, we may issue preferred stock in the future the terms of which are expressly senior to the Series B Preferred Stock. The terms of any such future preferred stock expressly senior to the Series B Preferred Stock may restrict dividend payments on the Series B Preferred Stock. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series B Preferred Stock have been paid for the relevant periods, no dividends will be paid on the Series B Preferred Stock, and no shares of the Series B Preferred Stock may be repurchased, redeemed, or otherwise acquired by us. This could result in dividends on the Series B Preferred Stock not being paid when contemplated. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series B Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

Holders of the Series B Preferred Stock have limited voting rights.

Until and unless we are in arrears on our dividend payments on the Series B Preferred Stock for six dividend periods, whether or not consecutive, the holders of the Series B Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series B Preferred Stock and certain other matters and except as may be required by Delaware law. If dividends on the Series B Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the First California Board of Directors will automatically increase by two and the holders of the Series B Preferred Stock, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “DESCRIPTION OF SERIES B PREFERRED STOCK—Voting Rights.” Based on the current number of members of the First California Board of Directors (10), directors elected by the holders of the Common Stock would have a controlling majority of the Board and would be able to take any action approved by them notwithstanding any objection by the directors elected by the holders of the Series B Preferred Stock.

If we are unable to redeem the Series B Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series B Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $1.25 million annually) to 9.0% per annum (approximately $2.25 million annually). See “DESCRIPTION OF SERIES B PREFERRED STOCK—Redemption.” Depending on our financial condition at the time, this increase in the annual dividend rate on the Series B Preferred Stock could have a material negative effect on our liquidity.

USE OF PROCEEDS

Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the primary offering of our Common Stock and Serial Preferred Stock by us under this prospectus for general corporate or working capital purposes. Additional information on the use of net proceeds from any primary offering of the Common Stock and Serial Preferred Stock by us will be set forth in the prospectus supplement or other offering material relating to such offering.

We will not receive any proceeds from any resale of the securities by the Selling Stockholders, but we will receive the exercise price payable upon exercise of the Warrant if exercised for cash. We will use the proceeds received from the exercise of the Warrant, if any, for working capital and general corporate purposes. We will pay all expenses incurred with respect to the registration and sale of the securities owned by the Selling Stockholders, other than underwriting fees, discounts and commissions, which will be borne by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The securities covered by this prospectus are being registered to allow us and the Selling Stockholders to offer and sell to the public the securities covered by this prospectus. We may offer for sale, and the Selling Stockholders may offer for resale, some or all of these securities at the time and price that we and the Selling Stockholders choose. Consequently, we cannot currently make a determination of the price at which the securities being registered by us or on behalf of the Selling Stockholders will be sold.

DESCRIPTION OF SERIAL PREFERRED STOCK

The following summary of certain provisions of our Serial Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and the certificate of designations relating to each series of the Serial Preferred Stock. The summary below is also qualified by provisions of applicable law.

Pursuant to our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized to issue from time to time up to 2,500,000 shares of preferred stock, $0.01 par value per share. Of the 2,500,000 shares of preferred stock, our Board of Directors has issued 1,000 shares of Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) and 25,000 shares of Series B Preferred Stock. The shares of Series B Preferred Stock were issued on December 19, 2008 to the Initial Selling Stockholder in a private placement transaction that was exempt from the registration requirements of federal and state securities laws.

Our Board of Directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of such shares of each series of preferred stock, including, without limitation the following:

(A) the distinctive serial designation of such series which shall distinguish it from other series;

(B) the number of shares included in such series;

(C) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date upon which such dividends shall be payable;

(D) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividends rights, the date or method of determining the date from which dividends on the shares of such series shall be cumulative;

(E) the amount which shall be payable out of the assets of the Company to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of the shares of such series;

(F) the price at which, the period within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder thereof or upon the happening of a specified event;

(G) the obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price at which, the period within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(H) whether or not the shares of such series shall be convertible or exchangeable, at any time at the option of the holder thereof or at the option of the Company or upon the happening of a specified event, into shares of any other class or any other series of the same or any other class of stock of the Company, and the price or rate of exchange or conversion and any adjustments applicable thereto; and

(I) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights.

If we offer a specific series of Serial Preferred Stock under this prospectus, we will describe the terms of the Serial Preferred Stock in the prospectus supplement for such offering and will file a copy of the certificate of designations establishing the terms of the Serial Preferred Stock with the SEC.

The transfer agent and registrar for any shares of Serial Preferred Stock covered by this prospectus will be set forth in each applicable prospectus supplement.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a summary of the material terms of the Series B Preferred Stock that may be resold by the Selling Stockholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B that was filed with the SEC and is also available upon request from us. In the event the following description is inconsistent with the description of the Series B Preferred Stock contained in the Certificate of Designations, the Certificate of Designations will control.

Dividends Payable on Shares of Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to receive, if and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B Preferred Stock with respect to each dividend period during the five year period following December 19, 2008 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on (i) the liquidation preference of $1,000 per share of Series B Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any, thereafter.

Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. Dividends payable during any dividend period are computed on a basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B Preferred Stock are payable to the holders of record of shares of Series B Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series B Preferred Stock will be cumulative. If for any reason our Board of Directors does not declare a dividend on the Series B Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are required to provide written notice to the holders of shares of Series B Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series B Preferred Stock.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends. With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B Preferred Stock will rank (i) senior to our Common Stock and all other equity securities designated as ranking junior to the Series B Preferred Stock; and (ii) at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock (“parity stock”), including shares of our Series A Preferred Stock then outstanding, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the Company.

So long as any share of Series B Preferred Stock remains outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been contemporaneously declared and paid in full, no dividend or distribution may be declared or paid on shares of Common Stock or any other shares of junior stock, other than a dividend payable solely in shares of Common Stock. In addition, we may not repurchase, redeem or otherwise acquire for consideration any shares of Common Stock or other junior stock unless all accrued and unpaid dividends for all past dividend periods on the Series B Preferred Stock are fully paid, other than: (i) redemptions, purchases or other acquisitions of shares of Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Company solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Company of capital stock of the Company for resale pursuant to an offering by the Company of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Company of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than the Company or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock, but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

The Company does not have any broker-dealer subsidiaries as of the date of this prospectus.

If we repurchase shares of Series B Preferred Stock from a holder other than the Initial Selling Stockholder, we must also offer to repurchase a ratable portion of the Series B Preferred Stock then held by the Initial Selling Stockholder.

On any dividend payment date for which full dividends on the Series B Preferred Stock and any other parity stock are not paid, or declared and therefor funds set aside, all dividends paid or declared for with respect to the Series B Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series B Preferred Stock, from time to time out of any funds legally available for such payment, and the holders of Series B Preferred Stock shall not be entitled to participate in any such dividends.

Liquidation Rights. If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of Series B Preferred Stock will be entitled to receive an amount per share equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of Series B Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series B Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B Preferred Stock and all holders of other shares of stock ranking equally with the Series B Preferred Stock, the amounts paid to the holders of Series B Preferred Stock and other shares of parity stock will be pro rata in accordance with the respective total liquidation amount to those holders. If the liquidation preference has been paid in full to all holders of Series B Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series B Preferred Stock will be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Redemption. The Series B Preferred Stock may not be redeemed prior to February 15, 2012, except with the proceeds from a “qualified equity offering” which results in aggregate gross proceeds to the Company of not less than $6,250,000, which equals 25% of the aggregate liquidation amount of the Series B Preferred Stock on the date of issuance. A “qualified equity offering” means the sale and issuance by the Company to persons other than the Company or any of its subsidiaries after December 19, 2008 of Tier 1 qualifying perpetual preferred stock or common stock for cash. Qualified equity offerings do not include sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. In such a case, we may redeem the Series B Preferred Stock, subject to the approval of the appropriate federal banking agency, in whole or in part, at any time and from time to time, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.

On or after February 15, 2012, the Series B Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at the Company’s option. All such redemptions will be at 100% of its issue price, plus any accrued and unpaid dividends, and will be subject to the approval of the appropriate federal banking agency. Following any such redemption by the Company, we shall have the right to repurchase any of our other equity security held by the Treasury at fair market value.

The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B Preferred Stock have no right to require the redemption or repurchase of the Series B Preferred Stock.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.

We will mail notice of any redemption of Series B Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing must be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing or provision of the notice, to any holder of shares of Series B Preferred Stock designated for redemption will not affect the redemption of any other Series B Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B Preferred Stock are to be redeemed, and the number of shares of Series B Preferred Stock to be redeemed (and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from the holder).

Shares of Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by the Company shall revert to authorized but unissued shares of our preferred stock.

Conversion. Holders of shares of Series B Preferred Stock have no right to exchange or convert their shares into any other securities.

Voting Rights. The Series B Preferred Stock is non-voting, except as set forth below or otherwise required by law. To the extent of the voting rights of the Series B Preferred Stock, holders of shares of Series B Preferred Stock are entitled to one vote for each such share on any matter on which holders of Series B Preferred Stock are entitled to vote, including any action by written consent.

Election of Two Preferred Stock Directors Upon Non-Payment of Dividends. If dividends on the Series B Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Series B Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, voting together as a class, will have the right to elect two directors to the Company’s

Board of Directors. Our Amended and Restated By-Laws provide that in the event such voting right is triggered, the authorized number of directors on our Board of Directors will be increased by two members. The right to elect directors will end when all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series B Preferred Stock have been paid in full. Upon the termination of the right of the holders of Series B Preferred Stock and voting parity stock to vote for two directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of preferred stock directors that the holders of Series B Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series B Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director at any time, with or without cause, and the holders of a majority of the shares of Series B Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any reason other than removal from office as described above, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

The election of any preferred stock director is subject to the qualification that the election would not cause us to violate any corporate governance requirement of the Nasdaq Global Market (or any other exchange or trading facility on which our securities may be listed) that listed companies must have a majority of independent directors.

Class Voting Rights as to Particular Matters. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote or written consent of stockholders required by law or by the Amended and Restated Certificate of Incorporation, the vote or written consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) any amendment or alteration of the Certificate of Designations for the Series B Preferred Stock or our Amended and Restated Certificate of Incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Company ranking senior to the Series B Preferred Stock with respect to either or both payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; (ii) any amendment, alteration or repeal of any provision of the Certificate of Designations of the Series B Preferred Stock or our Amended and Restated Certificate of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock; or (iii) any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or of a merger or consolidation of the Company with another entity, unless the shares of Series B Preferred Stock remain outstanding following any such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series B Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series B Preferred Stock, taken as a whole.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the Purchase Agreement between us and the Treasury, we have agreed, if requested by the Treasury, to enter into a depositary arrangement pursuant to which the shares of Series B Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series B Preferred Stock as specified by the Treasury, may be issued. The shares of Series B Preferred Stock would be held by a depositary reasonably acceptable to the Treasury. If we enter into such a depositary arrangement, the Selling Stockholders would be offering depositary shares, each representing a fraction of a share of Series B Preferred Stock, instead of actual whole shares of Series B Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “WHERE TO FIND MORE INFORMATION.”

DESCRIPTION OF THE WARRANT

The following is a brief summary of the terms of the Warrant, which may be resold by the Selling Stockholders. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us. Where this description is inconsistent with the Warrant, the Warrant will control.

Shares of Common Stock Subject to the Warrant. The Warrant is initially exercisable for up to 599,042 shares of Common Stock. However, if we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of at least $25,000,000, which is equal to 100% of the aggregate liquidation preference of the Series B Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the Initial Selling Stockholder will be reduced by an amount equal to one-half of the number of shares initially covered by the Warrant. The number of shares subject to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant. The initial exercise price applicable to the Warrant is $6.26 per share. The Warrant may be exercised at any time on or before 5:00 p.m., New York City time, on December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. However, the Initial Selling Stockholder may not exercise the Warrant with respect to more than one-half of the original number of shares of Common Stock until the earlier of (i) the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $25,000,000 and (ii) December 31, 2009.

The exercise price may be paid either by the withholding by the Company of the number of shares of Common Stock issuable upon exercise of the Warrant that is equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of Common Stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Stock on the last trading day preceding the date of exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised. The shares of Common Stock issuable upon exercise of the Warrant are listed on the Nasdaq Global Market.

Rights as a Stockholder. The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability. The Initial Selling Stockholder may not transfer a portion of the Warrant with respect to more than 299,521 shares of Common Stock until the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $25,000,000 from one or more qualified equity offerings and (ii) December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant.

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised, and the exercise price of the Warrant, will be proportionately adjusted in the event we pay dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the Initial Selling Stockholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances: (i) as consideration for or to fund the acquisition of businesses and/or related assets; (ii) in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors; (iii) in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A on a basis consistent with capital-raising transactions by comparable financial institutions; and (iv) in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such a distribution.

Certain Repurchases. If we effect a pro rata repurchase of Common Stock, then both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring stockholder approval, the warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant will convert into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

The following is a brief summary of the terms of our Common Stock, of which up to $25,000,000 of our Common Stock and Serial Preferred Stock may be sold by us (subject to the limitations set forth in General Instruction I.B.6 of Form S-3) and of which up to 599,042 shares of our Common Stock may be resold by the Selling Stockholders upon exercise of the Warrant. This summary does not purport to be complete, and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, copies of which have been filed with the SEC and are also available upon request from us, as well as the description of our Common Stock which is incorporated herein by reference through our previous filings with the SEC.

General. We are authorized to issue up to 25,000,000 shares of Common Stock. As of January 13, 2009, there were 11,462,964 shares of Common Stock outstanding. Holders of our Common Stock have no preemptive or other subscription or conversion rights.

Voting. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except with respect to votes in elections of directors for which they are authorized to use cumulative voting. Cumulative voting for directors entitles the stockholder to cast a number of votes equivalent to their total shares of Common Stock owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Dividends. Holders of our Common Stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor. The ability of our Board of Directors to declare and pay dividends on our Common Stock is subject to the terms of applicable banking regulations and the terms of the Series A Preferred Stock and Series B Preferred Stock described herein. The declaration and payment of future dividends to holders of our Common Stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Liquidation Rights. In the event of First California’s liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all First California’s assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Transfer Agent and Registrar. The transfer agent and registrar of our Common Stock is Registrar and Transfer Company.

Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our Common Stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our Common Stock under the Change in Bank Control Act. Any holder of 25% or more of our Common Stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6 of Form S-3, we are permitted to use the registration statement of which this prospectus forms a part to sell a maximum amount of securities equal to one-third (33.33%) of the aggregate market value of our outstanding, publicly held voting and non-voting Common Stock in any 12-month period. We may, from time to time, offer up to $25,000,000 of our Common Stock and/or Serial Preferred Stock being registered by us, but only to the extent that the maximum amount offered at such time does not exceed the limitations set forth in General Instruction I.B.6 of Form S-3.

The Selling Stockholders and their successors, including their transferees, may, from time to time, offer and sell, separately or together, some or all of the securities covered by this prospectus.

Registration of the securities covered by this prospectus does not mean, however, that any or all of these securities will be offered or sold.

We and the Selling Stockholders may sell the securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from us, the Selling Stockholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. To the extent required by applicable law, a prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us or the Selling Stockholders;

•	the net proceeds to us or the Selling Stockholders from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including, but not limited to, the following:

•

on any national securities exchange or quotation service on which the securities covered by this prospectus may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Market in the case of the Common Stock;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	in the over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•

through broker-dealers, who may act as agents or principals, including a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise; or

•	in any combination of these methods of sale.

Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Selling Stockholders may also resell all or a portion of the securities offered by the Selling Stockholders in open market transactions pursuant to Rule 144 or Rule 144A under the Securities Act.

In connection with the sale of the securities or otherwise, we or the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities covered by this prospectus in the course of hedging the positions they assume. We or the Selling Stockholders may also sell short the securities covered by this prospectus and deliver the securities to close out short positions, or loan or pledge the securities covered by this prospectus to broker-dealers that in turn may sell these securities.

The aggregate proceeds to us and the Selling Stockholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by us or the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from us or the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including Regulation M of the Exchange Act. Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to those securities.

The anti-manipulation rules of Regulation M may apply to sales of securities pursuant to this prospectus and to the activities of the Selling Stockholders. All of the foregoing may affect the marketability of the securities covered by this prospectus and the ability of any person to engage in market-making activities with respect to the securities covered by this prospectus.

We do not intend to apply for listing of the Series B Preferred Stock or the Warrant on any securities exchange or for inclusion in any automated quotation system unless requested by the Initial Selling Stockholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series B Preferred Stock or the Warrant or any shares of Serial Preferred Stock that may be offered by us in the future.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the  securities covered by this prospectus.

SELLING STOCKHOLDERS

On December 19, 2008, we issued to the Initial Selling Stockholder, in exchange for an aggregate purchase price of $25 million in cash, (i) 25,000 shares of Series B Preferred Stock, and (ii) a Warrant to purchase up to 599,042 shares of our Common Stock at an exercise price of $6.26 per share. The securities to be offered under this prospectus for the account of the Selling Stockholders were issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. Other than with respect to the acquisition of the securities, the Initial Selling Stockholder has not had any material relationship with us.

The shares of Series B Preferred Stock, the Warrant and the Common Stock issuable upon exercise of the Warrant to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to publicly sell these securities. The registration of these securities does not require that any of the shares be offered or sold by the Selling Stockholders. The Selling Stockholders may from time to time offer and sell all or a portion of the securities indicated below in privately negotiated transactions or on the Nasdaq Global Market or any other market on which our securities may subsequently be listed.

No estimate can be given as to the amount or percentage of our Series B Preferred Stock, the Warrant or the shares of Common Stock issuable upon exercise of the Warrant that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the shares being registered under this prospectus. For purposes of this prospectus, however, we have assumed that, upon completion of the offering, none of the securities covered by this prospectus will be held by the Selling Stockholders.

The securities to be offered under this prospectus for the account of the Selling Stockholders are:

•

25,000 shares of Series B Preferred Stock, representing beneficial ownership of 100% of the shares of Series B Preferred Stock outstanding as of January 13, 2009, or, in the event Treasury requests that we deposit the shares of Series B Preferred Stock with a depositary in accordance with the Purchase Agreement between us and Treasury, depositary shares evidencing fractional share interests in such shares of Series B Preferred Stock;

•

a Warrant to purchase up to 599,042 shares of Common Stock at an exercise price of $6.26 per share, subject to adjustment as described under “DESCRIPTION OF THE WARRANT”, representing beneficial ownership of approximately 4.97% of the shares of Common Stock issued and outstanding as of January 13, 2009; and

•

599,042 shares of Common Stock issuable upon exercise of the Warrant (subject to adjustment as described under “DESCRIPTION OF THE WARRANT”) which shares, if issued, would represent beneficial ownership of approximately 4.97% of the shares of Common Stock issued and outstanding as of January 13, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to these securities. To our knowledge, the Initial Selling Stockholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on Series B Preferred Stock and on the Common Stock issuable upon exercise of the Warrant as more fully described elsewhere in this prospectus.

Information about the Selling Stockholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Horgan, Rosen, Beckham & Coren, L.L.P.

EXPERTS

The consolidated financial statements of First California appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Moss Adams LLP, independent registered public accounting firm, as set forth in their report which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated herein by reference in reliance upon the reports of Moss Adams LLP given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following are the estimated expenses, all of which will be paid by us, in connection with the offering described in this registration statement:

SEC registration fee	$2,114
Printing, and other miscellaneous fees and expenses*	$10,000
Legal fees and expenses*	$50,000
Accounting fees and expenses*	$5,000

Total	$67,114

*	Estimated solely for the purpose of the Item. Actual Expenses may be more or less.

Item 15.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of First California’s Amended and Restated By-laws contain provisions that required us to indemnify our directors, officers and employees to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers providing for the indemnification described above. We believe that these limitations on liability are essential to attracting and retaining qualified persons as directors and executive officers. We have also obtained directors’ and officers’ liability insurance to cover these individuals.

Item 16.	Exhibits.

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.3	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.1	Specimen of Common Stock Certificate (incorporated by reference to First California’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2007).

4.2	Warrant to Purchase up to 599,042 Shares of Common Stock (incorporated by reference to Exhibit 4.2 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.3	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B.*

5.1	Opinion of Horgan, Rosen, Beckham & Coren L.L.P. *

10.1	Letter Agreement, dated as of December 19, 2008, between First California and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto (incorporated by reference to Exhibit 10.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

23.1	Consent of Horgan, Rosen, Beckham & Coren L.L.P. (included within Exhibit 5.1). *

23.2	Consent of Moss Adams LLP. *

24.1	Power of Attorney (included on signature page hereof). *

*	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on this 16th day of January, 2009.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ C. G. Kum
C. G. Kum, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First California Financial Group, Inc., do hereby constitute and appoint Romolo Santarosa and Betsy S. Farhat, or any of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all entities thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as each of us might or could do in person, hereby notifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

January 16, 2009	/s/ C. G. Kum C. G. Kum	President, Chief Executive Officer and Director

January 16, 2009	/s/ Romolo Santarosa Romolo Santarosa	Executive Vice President and Chief Financial Officer

January 16, 2009	/s/ Richard D. Aldridge Richard D. Aldridge	Director

January 16, 2009	/s/ Donald E. Benson Donald E. Benson	Director

January 16, 2009	/s/ John W. Birchfield John W. Birchfield	Director

January 16, 2009	/s/ Joseph N. Cohen Joseph N. Cohen	Director

Date	Signature	Title

January 16, 2009	/s/ Robert E. Gipson Robert E. Gipson	Director

January 16, 2009	/s/ W. Douglas Hile W. Douglas Hile	Director

January 16, 2009	/s/ Antoinette T. Hubenette, M.D. Antoinette T. Hubenette, M.D.	Director

January 16, 2009	/s/ Syble R. Roberts Syble R. Roberts	Director

January 16, 2009	/s/ Thomas Tignino Thomas Tignino	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (incorporated by reference to Exhibit 3.2 of First California’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2007).

3.3	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.1	Specimen of Common Stock Certificate (incorporated by reference to First California’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2007).

4.2	Warrant to Purchase up to 599,042 Shares of Common Stock (incorporated by reference to Exhibit 4.2 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

4.3	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B.*

5.1	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. *

10.1	Letter Agreement, dated as of December 19, 2008, between First California and the United States Department of the Treasury, and the Securities Purchase Agreement - Standard Terms attached thereto (incorporated by reference to Exhibit 10.1 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2008).

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included within Exhibit 5.1). *

23.2	Consent of Moss Adams LLP. *

24.1	Power of Attorney (included on signature page hereof). *

*	Filed herewith.